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                                                                  EXHIBIT (8)(B)
          FORM OF TAX OPINION OF WACHTELL, LIPTON, ROSEN & KATZ

                                                     Dated the Effective Date of
                                                     the Registration Statement
WHEAT FIRST BUTCHER SINGER, INC.
Riverfront Plaza
901 East Byrd Street
Richmond, Virginia 23219
Ladies/Gentlemen:
     We have acted as special counsel to Wheat First Butcher Singer, Inc., a Virginia corporation ("Wheat First"), in connection with the proposed merger (the "Merger") of Wheat First with and into First Union Corporation, a North Carolina corporation ("FUNC"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of August 20, 1997, by and between Wheat First and FUNC. At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.
     For purposes of the opinion set forth below, we have relied, with the consent of Wheat First and the consent of FUNC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Wheat First and FUNC (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).
     We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement, (ii) the Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Virginia and the State of North Carolina,
(iii) there is a valid business purpose for the escrow arrangement contemplated by Section 2.08 of the Agreement and (iv) the Escrow Agreement will be executed substantially in the form set forth as Exhibit B to Annex A to the Proxy Statement and will be implemented in accordance with its terms.
     Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law:
          (i) No gain or loss will be recognized for federal income tax purposes by Wheat First stockholders upon the exchange in the Merger of shares of Wheat Common Stock or Wheat Preferred Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock deemed received);
          (ii) The basis of FUNC Common Shares received in the Merger by Wheat First stockholders (including the basis of any fractional share interest in FUNC Common Stock deemed received) will be the same as the basis of the shares of Wheat Common Stock or Wheat Preferred Stock surrendered in exchange therefor;
          (iii) The holding period of the FUNC Common Shares received in the Merger by a Wheat First stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period of the shares of Wheat Common Stock or Wheat Preferred Stock surrendered in exchange therefor, provided such shares of Wheat Common Stock or Wheat Preferred Stock were held as capital assets at the Effective Time; and
          (iv) Cash received by a holder of Wheat Common Stock or Wheat Preferred Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Wheat Common Stock or Wheat Preferred Stock allocable to the fractional share interest. We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


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     This opinion may not be applicable to special situations, such as Wheat
First stockholders who received their Wheat Common Stock or Wheat Preferred Stock upon the exercise of employee stock options or otherwise as compensation, that hold their Wheat Common Stock or Wheat Preferred Stock as part of a "straddle" or "conversion transaction," or that are insurance companies, securities dealers, financial institutions or foreign persons.
                                         Very truly yours,